AGREEMENT

                                     BETWEEN
                           GO CASH INC ( THE COMPANY)
      (Oficentro Ejecutivo La Sabana, Torre 6 Piso 2 San Jose, Costa Rica)

                                       AND
                          SID DIAMOND (THE CONSULTANT)


Sid Diamond agrees to act as an advisor to Go Cash Inc. to assist with its gaming division under the following terms and conditions:

Terms:

This agreement shall be in effect for an initial three month trial period starting at the date of signing. Both the Company and the Consultant will evaluate the status of the relationship at the end of this time period to determine whether this agreement should be renewed for an additional 2 years. Specifically, both parties will assess the Consultants ability to generate revenue for the Company. This agreement will continue to be in effect unless both parties notify each other in writing with their decision to terminate this agreement.


Compensation:

1. The Company will pay the Consultant $5,000 US for each of the first three months which make up the "Trial Period"
2. The Company will provide the Consultant with 3,000 shares of Go Call Inc. "144 restricted" stock (to be valued at the average sale price of said stock during the same three months) for each of the first three months which make up the "Trial Period"
3. After the Trial Period, should the contract be continued, the Company will pay the Consultant $8,000 US plus bonuses (to be determined at a later date) for the remainder of the contract.


Dated this 22 day of December, 1999.


/S/ James Hammer                    /S/ Sid Diamond
-------------------------           --------------------------
Go Cash                                     Sid Diamond